UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 10, 2014

Griffin-American Healthcare REIT III, Inc.
(Exact name of registrant as specified in its charter)

Maryland	333-186073 (1933 Act)	46-1749436
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18191 Von Karman Avenue, Suite 300 Irvine, California		92612
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (949) 270-9200
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2014, our board of directors took action to increase the number of directors constituting the entire board of directors to five directors pursuant to Section 8.1 of our charter and Article III of our bylaws. Consequently, on December 10, 2014, our board of directors elected Danny Prosky, our President and Chief Operating Officer, and Gerald W. Robinson, to serve as members of our board of directors and to hold such positions until the next annual meeting of stockholders and until each of their successors is duly elected and qualifies. As one of our independent directors, Mr. Robinson was also appointed by our board of directors to serve as a member of the audit committee of our board or directors until the earlier of his death, resignation, or removal by our board of directors and until his successor duly qualifies.

The elections of Messrs. Prosky and Robinson to our board of directors were not made pursuant to any arrangement or understanding between Messrs. Prosky and Robinson and any other person. With respect to Mr. Prosky, a description of the material transactions between us and entities that may be considered to be affiliated with Mr. Prosky is provided in our Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on November 12, 2014. Mr. Robinson has not had any direct or indirect material interests in any transaction with us or to which we are a party or in any currently proposed transaction with us or to which we are a party. Mr. Prosky will not receive any compensation from us as a non-independent director. Mr. Robinson, as an independent director, will receive the same cash and equity compensation that is paid to all of our independent directors and members of our audit committee.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin-American Healthcare REIT III, Inc.

December 15, 2014	By:/s/ Jeffrey T. Hanson
Name: Jeffrey T. Hanson
Title: Chief Executive Officer